AGREEMENT


     THIS AGREEMENT is made and entered into this 24th day of January 2001 by and between Americas Power Partners, Inc., a Colorado corporation (the

"Company"), Thomas R. Casten ("Casten"), the Casten Family Partnership (the

"CFLP"), Larry Cox ("Cox"), and Private Power LLC, an Illinois limited liability company ("PPL").


                                 RECITALS

     A.   Casten, the CFLP and Cox (collectively, the "Shareholders") own common stock of the Company; and

     B.   The Company and the Shareholders desire the Company to redeem certain of the Shareholders' shares in exchange for assets of the

          Company subject to certain Company liabilities as provided for herein; and

     C.   The Shareholders have agreed to transfer such assets and

          liabilities to PPL; and

     D.   Pursuant to the Shareholders' direction, the Company has agreed to transfer such assets subject to such liabilities directly to

          PPL and PPL has agreed to assume such liabilities and accept such transfers, all on the terms described herein.


     NOW, THEREFORE, in consideration of the Recitals (which are hereby incorporated herein) and the mutual covenants herein and for other good and valuable consideration, the receipt and suffering of which is hereby acknowledged, the parties agree as follows:


     1. REDEMPTION OF SHARES.  On the date hereof the following parties shall transfer to the Company the following number of shares of the

Company's Common Stock (the "Shares") held by such party of record by delivering to the Company certificates for such Shares endorsed in blank or accompanied by an assignment separate from certificate executed in blank:

               PARTY                                  SHARES

               Casten                                264,000

               CFLP                                1,200,000

               Cox                                   235,000



     The parties agree that each share has a value of 52<cent> for purposes of this Agreement as of the date hereof.


     2.   WARRANTIES REGARDING SHARES.  Each of the Shareholders hereby represents and warrants to the Company in regard to the Shares transferred by such party the following, which representations and warranties shall be true and correct on the date hereof and shall survive the closing of the transactions provided for herein:

          a.   The Shares are owned beneficially and of record by such

               Shareholder and have not been previously transferred,

               pledged or hypothicated.

          b.   The Shares are subject to no claims, liens, encumbrances or restrictions whatsoever except for the legend printed on the

               Shares.

          c.   CFLP is duly organized, validly existing and in good

               standing under the laws of its state of organization and has all requisite power and authority to transfer the Shares

               transferred by it.

          d.   Each Shareholder has the authority to enter into this

               Agreement and transfer the Shares as provided for herein and no consent is required for such transfer which has not

               already been obtained.  This Agreement constitutes the valid and binding obligation of each Shareholder enforceable in accordance with its terms. Neither the execution nor the delivery of this Agreement nor the transfer of the Shares to be transferred by such Shareholder (i) violates, conflicts with or constitutes a breach of or default under the

               provisions of any indenture, agreement, judgment, decree,

               order, or other instrument by which the Shareholder is

               bound; (ii) results in the imposition of any lien, charge or encumbrance on the Shares to be transferred; or (iii)

               requires any consent, authorization or action of any court,

               governmental authority or regulatory body or of any creditor of such Shareholder.


     3.   TRANSFER OF ASSETS.  In exchange for the Shares, the Company shall on the date hereof transfer to PPL the following assets of the

Company (the "Transferred Assets"):

          a.   The furniture on the second floor of the Company's offices described in Section 6 h as of January 15, 2001.

          b.   The office supplies, computers, terminals and associated

               software, excluding Lotus Notes, owned or licensed by the

               Company and used by Casten, Cox, Thomas Hillstrom

               ("Hillstrom") Raymond Weber ("Weber") and Rita McGovern

               ("McGovern") as of January 15, 2001.

          c.   All accounts receivable, development rights, term

               sheets, memoranda of understanding, engineering and

               environmental studies, good will and other materials and

               assets related to prospects of the Company in the carbon

               black and calcinated coke industries (the "Assigned

               Business").

          d.   $342,000 in cash in the form of a check from the Company.

          e.   A note for $250,000 in the form attached hereto as Exhibit H.

          f.   The receivable of $8,000 owed by Cox to the Company.

          g.   The vehicle used by Cox subject to the lease referred to in

               Section 4 d.


     4.   ASSUMED LIABILITIES.  As additional consideration for the

Transferred Assets, PPL assumes as of the date hereof the following liabilities of the Company (the "Assumed Liabilities"):

          a.   All accounts payable of the Company regarding the Assigned

               Business set forth in Exhibit B hereto as of January 15,

               2001.

          b.   All obligations under the Transferred Assets to be performed subsequent to January 15, 2001.

          c.   Any obligation to pay a success, development or referral fee for the Assigned Business to ERM, ERM-New England, Inc.,

               ECAP or any party related to or affiliated with such

               entities (the "ERM Fee Obligation").

          d.   The lease agreement attached hereto as Exhibit F for

               the vehicle leased by the Company for the use of Cox.  The

               Company shall continue to insure this vehicle during the

               remaining lease term as required by the lease and PPL shall promptly reimburse the Ccompany for the cost of such

               insurance.

PPL hereby indemnifies and agrees to defend and hold harmless the Company from and against any of the Assumed Liabilities.


     5.   WARRANTIES REGARDING TRANSFERRED ASSETS AND ASSUMED LIABILITIES.

The Company hereby represents and warrants to the Shareholders and PPL the following, which representations and warranties shall be true and correct on the date hereof and shall survive the closing of the transactions provided for herein:

          a.   The Company is the owner of the Transferred Assets free and clear of any lien or liabilities whatsoever except for the

               Assumed Liabilities and has the full right to transfer to

               PPL the Transferred Assets subject only to the consent of

               the customers to such transfer.

          b.   The transfer to PPL of the Transferred Assets has been duly approved by the board of directors of the Company.  Such

               transfer does not require the approval of the Company's

               shareholders or any other party except for the consent of

               the customers transferred and as to the leased vehicle, the lessor.

          c.   The Company has not previously assigned, pledged,

               hypothecated  or otherwise transferred the Transferred

               Assets or any interest therein.

          d.   The projects listed in Exhibit A constitute all

               projects of the Company in regard to the Assigned Business.

               All memorandums of agreement, letters of intent or other

               obligations or arrangements in regard to such projects which are in writing or legally binding as of January 15, 2001 are attached hereto as Exhibit C.  All accounts payable in

               regard to the Assigned Business which are unpaid as of

               January 15, 2001 are set forth on Exhibit B.

          e.   The accounts receivable set forth on Exhibit D constitute

               all the amounts receivable in regard to the Assigned

               Business of January 15, 2001. Such accounts are valid amounts due from the respective customers and to the

               Company's knowledge are collectible in the ordinary course of business.

          f.   All written, electronic and oral correspondence or

               understandings of the Company in regard to the ERM Fee

               Obligation are attached as Exhibit E hereto or, if oral, are described therein.


     6.   FUTURE COOPERATION.

               a. PPL and the Shareholders shall have the right to invest on the same basis as offered by the Company to any other

               person or entity, subject to any consent or approval rights of the Company's customer applicable to such investment, in any over 10 megawatt cogeneration projects developed by the

               Company during the three years from the date of this

               Agreement for the A.J. Heinz Company ("Heinz") Terminal

               Island, California facility or for the Pharmacia Kalamazoo,

               Michigan facility.  The Company shall provide PPL with

               written notice of the terms of any such investment prior to offering such investment to others.  The Company may offer to others on the same terms as offered to PPL and the

               Shareholders any portion of such investment PPL and the

               Shareholders do not agree to fund within 30 days from

               receipt of notice from the Company.

          b.   On PPL's request, the Company shall provide to PPL data

               on all Heinz projects, Western Michigan University projects,

               and Pharmacia Michigan prospects which present opportunities for topping turbines.  As to any such projects, PPL shall

               have the right, at its sole expense, to identify and propose topping turbine additions to such projects at a cost (the

               "Incremental Cost") 1.18 times PPL's costs for the turbine generator sets, field services and parts required and all

               direct labor and travel and commissions in regard to such

               additions.  In regard to any such proposal by PPL accepted by a Company customer which will provide a 15% return on its

               Incremental Cost per mutually agreed upon projections, the

               Company agrees to either (i) employ PPL to add a topping

               turbine to the project and pay PPL the Incremental Cost

               therefore; (ii) allow PPL to install the additions at PPL's own expense in exchange for payment by the Company or its

               customer of (x) level monthly payments over the life of the project that will amortize the Incremental Costs plus 15%

               interest thereon, (y) 25% of any savings over conventional grid purchase of the power the topping turbine generates as such savings are realized, and (z) market rate fees for

               periodic inspection and maintenance; or (iii) pay PPL its

               cost incurred in proposing the addition to the project not to exceed $20,000 per project or such higher maximum amount as agreed to in writing by the parties in regard to the

               project.

          c.   Both the Company and the Shareholders and PPL shall use

               reasonable efforts to assist each other in regard to

               supplying information and other missing data in regard to

               their respective projects.

          d.   The Company agrees that the Company has no right to preclude

               PPL or the Shareholders from working with Armstrong

               International, its subsidiaries and affiliates ("Armstrong")

               or pursuing combined heat and power and topping turbine prospects in cooperation with Armstrong and Armstrong's sales representatives.

          e.   The Shareholders and PPL shall provide the Company with the right to use on a nonexclusive basis without charge and

               without any warranty or other maintenance obligations

               whatsoever the project evaluation software supplied by

               Casten to the Company as of January 15, 2001 and any

               software developed by Cox, Hillstrom or Weber on or before

               January 15, 2001 while employed by the Company.

          f.   The Company agrees that in soliciting equity for the

               Company or its projects the Company will not refer to

               Casten, Cox, Weber, Hillstrom or McGovern or represent that they have any connection with the Company.  The Company

               agrees that the equity sources previously contacted by

               Casten in regard to a possible investment in the Company

               represent Casten's own contacts and are not required to be divulged by him to the Company.  Casten and Cox represent

               and warrant that no confidential information regarding the

               Company has been provided by them or by Weber and Hillstrom to third parties other than those who have executed

               confidentiality agreements, copies of which have been

               previously provided to the Company's general counsel.

          g.   All press releases or other announcements relating to any of the transactions between the parties provided for in this

               Agreement shall require the prior approval of both Casten

               and Thomas Smith or their respective designees.

          h.   For the period commencing with the date hereof and ending on

               April 1, 2001, PPL shall sublease from the Company the

               entire second floor of the building currently occupied by

               the Company at 710 North York Road in Hinsdale, Illinois for

               a rental of $2,750 per month; which rent shall include heat,

               gas and electricity and janitorial services.  Rent shall be paid in advance on the date hereof (prorated for a partial month), on February 1, 2001, and March 1, 2001.


     7.   NONCOMPETES.

               a. To protect the value of the transferred Assets, the

               Company agrees that, during the period beginning on the date hereof and ending on the date two years from the date hereof

               (the "Noncompete Period"), the Company shall not, directly or indirectly, within the United States and Canada engage in the Assigned Business or own an interest in, manage,

               contract, participate in, consult with, or render services for any business competing with PPL in regard to the

               Assigned Business in the United States and Canada.

          b.   During the Noncompete Period, PPL shall not directly or

               indirectly offer bids in competition with the Company as to any Heinz location, Koch Refining in Corpus Chritsti, Texas,

               National/Armour Swift Echrich locations in Lufkin, Texas,

               Hastings, Nebraska, Indianapolis, Indiana and Quincy,

               Michigan, Cargill in St. Clair, Michigan,  Pharmacia plants in Michigan or Italy, Abbott Laboratories locations in Texas or Kalamazoo, Michigan, or Western Michigan University in

               Kalamazoo, Michigan or aid or assist or render services to any business so competing except as provided in Section 6 a above as to topping turbines additions to Company projects.

          c.   If a court should hold that the duration, scope or area of any restrictions provided for in this Section 7 are

               unreasonable, the maximum duration, scope or area reasonable shall be substituted by the court for the stated duration,

               scope or area.

          d.   In the event of any breach or threatened breach by a party of any provisions of this Section 7, the other party, in

               addition to any other rights or remedies to which such party is entitled as a result of such breach shall be entitled to an injunction against the violation of the provisions of

               this Section 7 by a court of competent jurisdiction without being required to post any bond or other security in regard thereto.


          8. TERMINATION OF EMPLOYMENT.

          a.   On the date hereof but effective as of January 15, 2001,

               Casten and Cox hereby resign as officers and directors of

               the Company and terminate their employment with the Company.

               Cox and Casten and the Company hereby agree that all written and oral agreements regarding their employment by the

               Company are hereby terminated, including without limitation the Executive Employment Agreement and the Non-Qualified

               Deferred Compensation Agreement both dated September 13,

               2000 between the Company and Casten, and that no obligations of either party under such agreements shall survive

               termination except for the following regardless of any

               provision to the contrary in any such agreements.

               (i)  Cox shall be paid his base salary through January 15,

                    2001.

               (ii) All vested options of Cox to purchase the Company's

                    stock shall be exercisable for 90 days subsequent to

                    his termination of employment by the Company pursuant

                    to the terms of the Company's 2000 Equity Incentive

                    Plan.

               (iii) Casten and Cox shall continue to observe and be bound by all obligations of confidentiality owed by the

                    Company and its employees to the Company's customers as

                    of the date hereof.

               b. On the date hereof, the Shareholders shall procure from each of Hillstrom, McGovern and Weber Resignations and

               Releases in the form attached hereto as Exhibit G.  The

               Company shall accept such resignations and release such

               employees in the form set forth in Exhibit G by executing

               such acceptances.


     9.   SATISFACTION OF NOTE.  On the date hereof, the Company shall accept in full satisfaction of the Promissory Note dated September 13, 2000 by Casten to the Company (the "Note") the 1,200,000 shares of the Company's common stock pledged as security therefor and shall deliver to Casten the

Note marked canceled.  On the date hereof the Company shall cancel the certificates evidencing the pledged shares.


     10.  MUTUAL RELEASE.

          a.   Cox, Casten, and PPL, individually and for their respective heirs, executives, administrators, successors and assigns

               hereby release and forever discharges Company, its

               directors, officers and employees from all manner of

               actions, causes of action, suits, claims and demands

               whatsoever which such party ever had or now has or may ever have against Company, its directors, officers and employees for, or by reason of, any matter, cause or thing whatsoever arising out of Cox's or Casten's purchase of or ownership of stock of the Company prior to the date hereof or service as an officer, director or employee of the Company or

               termination of such services; provided that this release

               shall not apply to any rights under this Agreement or any

               right to indemnification for the Company against actions by third parties based on Cox's or Casten's actions or

               inactions as a director, officer or employee of the Company,

               which rights shall survive the transactions provided for in this Agreement.

          b.   The Company for itself and its officers, directors,

               employees, successors and assigns hereby releases and

               forever discharges Casten, Cox, PPL and their respective

               heirs, executors, successors and assigns from all manner of actions, causes of action, suits, claims, and demands

               whatsoever which the Company ever had or now has or may ever have against Casten, Cox, PPL and their respective heirs,

               executors, successors and assigns for, upon or by reason of any matter, cause or thing whatsoever arising prior to the date of this Agreement; provided that this release shall not apply to any rights under this Agreement.


     11.  GENERAL.

          a.   This Agreement and the exhibits hereto to be executed and

               delivered at the same time as this Agreement constitute the entire understanding between the parties hereto and may only be altered, amended or a right hereunder waived by a writing executed by all parties affected by such alteration,

               amendment or waiver.

          b.   This Agreement shall be binding and inure the benefit of the respective successors and assigns of the parties hereto.

          c.   This Agreement shall be governed by and be construed in

               accordance with the internal laws of the State of Illinois.

          d.   All notices provided for or authorized herein shall be in

               writing and shall be effective when delivered to the last

               address of the party to be notified known to the notifying party.

          e.   This Agreement may be executed in multiple

               counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.


     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

                                   Americas Power Partners, Inc.

                                   By: /s/ John K. Leach
                                           JOHN K. LEACH
                                   Its:        Secretary



                                      /s/ Thomas R. Casten
                                          THOMAS R. CASTEN

                                      /s/ Larry Cox
                                          LARRY COX

                                   Private Power LLC

                                   By: /s/ Thomas R. Casten
                                   Its:    THOMAS R. CASTEN, Member

                                   Casten Family Partnership

                                   By: /s/ Thomas R. Casten
                                   Its:    THOMAS R. CASTEN, GENERAL PARTNER

                                 EXHIBITS


EXHIBT DESCRIPTION             REFERENCE

A      Project List            5 d

B      Accounts Payable        4 a., 5 d

C      Letters of Intent,      5 d
       etc.

D      Accounts Receivable     5 e

E      ERM Fee Obligation      5 f

F      Cox Vehicle Lease       4 d

G      Resignation and Release 8 b

H      Promissory Note         3 e
